Exhibit 16.1

April 5, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for 1stConstitution Bancorp and, under the date of February 6, 2004, we reported on the consolidated financial statements of 1st Constitution Bancorp and subsidiary as of and for the years ended December 31, 2003 and 2002. On April 1, 2004, our appointment as principal accountants was terminated. We have read 1st Constitution Bancorp’s statements included under Item 4 of its Form 8-K dated April 1, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with 1st Constitution Bancorp’s statement that it did not consult with Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

KPMG LLP